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                                                                   Exhibit 18-A

May 3, 1995


Gundle Environmental Systems, Inc.
19103 Gundle Road
Houston, Texas 77073

        RE:  Form 10-K Report for the year ended March 31, 1995

Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

As of March 31, 1995, the Company changed their percentage of completion method of accounting for revenue recognition for installation contracts from the units installed method, (measured by the percentage of lining material deployed and installed to date to the total estimated lining material to be installed for each contract) to the cost-to-cost method, (measured by the percentage of costs incurred to total estimated costs for each contract). According to the management of the Company, this change was made as it results in a better measurement of the overall economic performance of the Company's installation contracts.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.


Very truly yours,